                                                                    Exhibit 99


[ZOLTEK logo]


FOR IMMEDIATE RELEASE
---------------------


            ZOLTEK FILES FORM 10-Q AND AMENDMENTS TO PRIOR FILINGS
            ------------------------------------------------------


         ST. LOUIS, MISSOURI -- JUNE 26, 2008 -- Zoltek Companies, Inc. (Nasdaq: ZOLT) today announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, reflecting the financial results previously reported by the Company on a preliminary basis on May 12, 2008. Zoltek also filed amendments to its previously filed Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, that included the results of the Company's previously announced investigation of improper payments without changes in the reported financial results.

         Accounting investigations by management and the Audit Committee included a review of the circumstances and extent of two payments, directed by the Company's former CFO, from a Zoltek subsidiary aggregating $250,000 that were not properly authorized or recorded in the company's financial statements. The investigation has concluded and, based on the forensic accounting procedures performed, did not detect the existence of other transactions that were not properly authorized or recorded. Zoltek has concluded that its previously issued financial statements as of September 30, 2007 and for the fiscal year then ended and as of December 31, 2007 and for the quarter then ended can be relied upon, and that no restatement of these financial statements is required. Zoltek has filed its Quarterly Report on Form 10-Q for the quarter March 31, 2008, and amendments to its previously filed Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which describe the results of the investigation and the above-described developments.

                       FOR FURTHER INFORMATION CONTACT:
                                ZSOLT RUMY, CEO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110


This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) successfully retrofit our recently acquired Mexican facility to manufacture acrylic fiber precursor and add carbon fiber production lines; (11) maintain our Nasdaq Global Select Market listing; (12) resolve the pending non-public, fact-finding investigation being conducted by the Securities and Exchange Commission and (13) manage the risks identified under "Risk Factors" in our filings with the SEC.